UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.20549

FORM 8-K

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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 16, 2008

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ASIA PREMIUM TELEVISION GROUP, INC

(Exact name of registrant as specified in its charter)

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Nevada	033-33263	62-1407521
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 602, 2North Tuanjiehu Street, Chaoyang District

Beijing, 100026,P.R.C.

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code +8610 6582-7900

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-Kfiling is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On May 16, 2008 , we entered into an agreement with Her Village, Ltd. (“Her Village”), China’s leading producer and distributor of women’s-interest media content, to acquire PIMIE.  The total consideration to be paid for the acquisition is US$1.2 million which will be satisfied through the issuance of 300,000 shares of the Company’s common stock. The Company expects to complete the transaction within 30 days of the signing of the agreement.

PIMIE or Personal Intelligent Mobile Internet Engine is a mobile phone technology. Developed by Her Village and its affiliates, PIMIE represents a new generation of browser and search technology for mobile phones. The technology has the ability to intelligently learn a person’s mobile web-browsing behavior and then deliver pre-loaded content, search results and advertisements based on this behavior. Unlike traditional mobile browser technology, such as WAP, PIMIE gives consumers a highly personalized mobile internet experience with speedy results. For marketers, PIMIE provides a more effective channel to communicate with target consumers and to evaluate the efficiency of their mobile advertisements.

The Company intends to use the PIMIE technology as the Personal Media component of its recently-acquired P Phone mobile solution, an integrated Personal Media and Payment solution that will allow users to receive personal media, pay bills and purchase goods from their mobile phones.

Other than the PIMIE Agreement, we do not have any material relationship with Her Village.

In connection with the acquisition of PIMIE, on May 16, 2008, the Company entered into a Consulting Service Agreement with Morgen Evan Redrock (“MER”), a Beijing-based advisory firm (the “Consulting Agreement). Under this Consulting Agreement, MER will provide consulting services related to P Phone.  The Company shall pay US$200,000 to MER as compensation for its services under the Consulting Agreement to be satisfied by the issuance of 50,000 shares of the Company’s common stock valued.

Mr. Xing, our Chief Executive Officer and Co-Chairman, is the President of MER. We believe that the Consulting Agreement is the result of arms' length negotiation between the companies and the terms of the Consulting Agreement are fair and reasonable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Asia Premium Television Group, Inc.

Date: May 16, 2008	By:	/s/Xing Jing
	Name:	Xing Jing
	Title:	Chief Executive Officer and Co-Chairman

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